Exhibit 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact:	Dave Prichard
608.278.6141

Omar Asali Appointed as Director of Spectrum Brands Holdings

Madison, WI, July 6, 2011 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today that Omar Asali has been appointed as a director and member of the Nominating and Corporate Governance Committee by the Board of Directors of the Company. Mr. Asali replaces Robin Roger, who resigned as a director and member of the Nominating and Corporate Governance Committee of the Company on July 5, 2011.

Mr. Asali has served as a director of Harbinger Group Inc. (NYSE: HRG) since May 2011 and was named acting President of Harbinger Group Inc. on June 30, 2011. He is a Managing Director and Head of Global Strategy for Harbinger Capital Partners where he is responsible for global portfolio and business strategy. Prior to joining Harbinger Capital Partners in 2009, Mr. Asali was the co-head of Goldman Sachs Hedge Fund Strategies (HFS) where he helped to manage capital allocated to external managers. Mr. Asali also served as co-chair of the Investment Committee at HFS. Before joining HFS in 2003, Mr. Asali worked in Goldman Sachs’ Investment Banking Division, providing M&A and strategic advisory services. Mr. Asali began his career as a C.P.A, working for a public accounting firm. Mr. Asali received an M.B.A. from Columbia Business School and a B.S. in Accounting from Virginia Tech.

Ms. Roger is a Managing Director and General Counsel of Harbinger Capital Partners and had joined the Spectrum Board in June 2010.

In addition, the Board elected David Maura to the position of Chairman of the Board and Mr. Asali as Vice Chairman of the Board. Mr. Maura and Mr. Asali will serve in their respective positions in accordance with the Company’s Amended and Restated By-Laws and at the discretion of the Board. Mr. Maura joined the Spectrum Board in June 2010 and was previously serving as the interim Chairman of the Board.

“I have worked with Omar for the last several years at Harbinger Capital Partners and have really come to respect his sound judgment and advice,” said David Maura, Chairman of the Board. “I look forward to partnering with Omar to continue to drive the strategic vision of Spectrum Brands. I also want to thank the entire board for their confidence in me. I could not be more proud of our management team, led by David Lumley, and I am excited and optimistic about the future as we continue to build a first-class, global consumer products company. Our Spectrum Value model is a leader in the market place and we are committed to building shareholder value in the months and years to come.”

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®. Spectrum Brands Holdings’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generated net sales of $3.1 billion from continuing operations in fiscal 2010. For more information, visit www.spectrumbrands.com.

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